Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WILSON-DAVIS & CO., INC.

Unless otherwise indicated or the context otherwise requires, all references in this Exhibit 99.2 shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Original Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2024 and the Current Report on Form 8-K (the “Amended Form 8-K”) filed with the SEC on March 29, 2024 and, if not defined in the Original Form 8-K or the Amended Form 8-K, the final prospectus dated October 10, 2023 filed by the registrant prior to the consummation of the Business Combination (the “Final Prospectus”).

You should read the following discussion and analysis of the financial condition and results of operations of Wilson-Davis & Co. Inc. (“Wilson-Davis”) in conjunction with Wilson-Davis’ audited financial statements as of June 30, 2023 and 2022, and for the years ended June 30, 2023 and 2022, together with related notes included in the Final Prospectus and Wilson-Davis’ unaudited condensed financial statements and notes thereto included elsewhere in the Amended Form 8-K. Certain of the information contained in this discussion and analysis or set forth elsewhere in this Amended Form 8-K includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors – Risks Relating to Wilson-Davis’ Business and Industry” of the Final Prospectus, Wilson-Davis’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Unless otherwise indicated for the context otherwise requires, references in this section to the “Company,” “we,” “us,” “Wilson-Davis,” or “our” refer to the business of Wilson-Davis and its subsidiaries.

Overview

Wilson-Davis is a self-clearing correspondent securities broker-dealer registered with the SEC, licensed in 43 states and territories, and a member in good standing of FINRA. Wilson-Davis has operated continuously since it was incorporated as a Utah corporation and obtained its license in December 1968.

Wilson-Davis derives revenue principally from commissions charged on the liquidation of restricted and control microcap securities, vetting and clearing service fees charged to introducing brokers for which Wilson-Davis clears transactions on a fully disclosed basis, and other financial service fees. Commissions are earned by executing transactions for customers. Vetting fee revenues are earned when Wilson-Davis vets stock the customers want to bring into their accounts. Clearing fees are earned by clearing transactions for Glendale Securities, as introducing broker on a fully disclosed basis, pursuant to a clearing agreement with Glendale Securities.

Key Factors Impacting Wilson-Davis’ Business

Wilson-Davis’ business and results of operations have been, and will continue to be, affected by numerous factors and trends, which Wilson-Davis believes include those discussed below and in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

• Liquidity.   As a clearing broker-dealer in the U.S., Wilson-Davis is subject to cash deposit requirements with clearing organizations, brokers, and banks that may be large in relation to its total liquid assets.

• Growth of Customer Base.   Wilson-Davis’ growth requires continued use of its services by new customers.

• Expanding Wilson-Davis’ Relationship with Existing Customers.   Wilson-Davis’ ability to expand its relationship with its existing customers will be an important contributor to its long-term growth.

• Market Trends.   As financial markets grow and contract, Wilson-Davis’ customers’ behaviors are affected. Wilson-Davis’ recent revenue and profitability have been adversely affected by the general downturn in the securities markets since early 2022, resulting from increasing inflation, increasing interest rates, the lingering economic effects of the COVID-19 pandemic, supply chain disruptions and other factors.

• Macroeconomic Events.   Customer behavior is impacted by the overall macroeconomic environment, which is influenced by elements beyond Wilson-Davis’ control, including economic and political conditions, inflation, tax rates, the ongoing COVID-19 pandemic, the military conflict in Ukraine, and natural disasters.

Liquidity and Capital Resources

Cash used in operating activities for the three months ended September 30, 2023, was $5,207,504, as compared to $8,901,996 of cash used by operating three months ended September 30, 2022. The decrease from the prior period was primarily due to substantially reduced revenues and profitability.

Cash used in investing activities for the three months ended September 30,2023, was $0 compared to $0 compared to the three months ended September 30, 2022.

Cash used in financing activities for the three months ended September 30,2023, was $0 compared to $0 compared to the three months ended September 30, 2022.

As a result of the foregoing, during the three months ended September 30, 2023, Wilson-Davis reported a net decrease in cash and restricted cash of $5,207,504, as compared to the prior period.

Wilson-Davis believes that its working capital together with expected operating profit, will provide the liquidity it requires for the next 12 months of its operation, except for additional amounts that will be required to meet new regulatory requirements effective October 26, 2023 that it have at least $10 million in excess net capital in order to clear securities transactions on a fully disclosed basis for other firms. To provide the additional capital needed, Wilson-Davis, and investors, including the owners of Wilson-Davis and Mr. Schaible, funded $1,300,000 in subordinated demand notes in October 2023. The notes are expected to mature in October 2024 and have an interest rate of 5% per annum, payable quarterly.

The actual amounts of Wilson-Davis’ liquidity and capital requirements depend on the level of its future activities, which in turn depend on prevailing conditions in the securities markets, all of which are outside Wilson-Davis’ ability to influence or control. In addition, significant expansion of its activities to implement its fully paid stock lending or margin account offerings could require additional capital. Furthermore, changes to applicable regulations or governing interpretations could alter Wilson-Davis’ net capital or liquidity requirements.

Wilson-Davis’ capital includes $1,950,000 in proceeds from several subordinated loans payable to current and former officers and directors of Wilson-Davis and Mr. Shaible. The original agreements renew annually and provide for interest at 5% per annum. The loan principal and interest are unsecured and subordinated in right of payment to all claims of present and future creditors of Wilson-Davis. Wilson-Davis plans to seek FINRA consent to repay all subordinated loans. The terms of the Broker-Dealer Acquisition Agreement require repayment of these subordinated loans, as well as any additional subordinated loans that may be funded to meet new increased excess net capital requirements applicable October 26, 2023, at closing. The surviving corporation after the Business Combination will be responsible for funding Wilson-Davis. Accordingly, repayment of the subordinated loans would not adversely affect ongoing operations but would increase the amount of external funding required to be provided by the surviving corporation to meet higher National Securities Clearing Corporation (NSCC) excess net capital requirements by October 26, 2023.

In addition to capital of $250,000 currently required to meet regulatory requirements, Wilson-Davis requires liquidity to fund day-to-day activities associated with executing securities transactions for its own customers as well as for the customers of its clearing correspondents. The amount of liquidity required generally is affected by the aggregate dollar volume of open securities transactions that Wilson-Davis submits to the NSCC. Currently the amount of Wilson-Davis’ liquidity exceeds amounts required at NSCC for operations at current transaction levels.

Line of Credit

Wilson-Davis has a $10,000,000 revolving line of credit with BMO Harris Bank N.A. The interest rate is determined at the time of borrowing as agreed by Wilson-Davis and the bank. The line of credit currently provides for interest at the bank’s overnight rate plus 1.5% and is secured by Wilson-Davis’ assets. In addition, the line of credit carries an interest rate of 0.5% on its unused portion. The line of credit agreement requires Wilson-Davis to maintain line of credit collateral with value, as determined by the bank, in an amount at least equal to a percentage of the loan amount as specified by the bank. Advances on the line of credit are payable on demand. The entire amount of this credit facility is available to be drawn and used to meet Wilson-Davis’ liquidity requirements for NSCC clearing margin deposits. Wilson-Davis did not draw on its line of credit during the three months ended September 30, 2023 and 2022. As of September 30, 2023 and 2022, Wilson-Davis was in compliance with all financial covenants contained in its revolving line of credit agreement.

Recent Accounting Pronouncements

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on Wilson-Davis’ present or future financial position, results of operations, or cash flows.

Wilson-Davis has reviewed all other recently issued, but not yet adopted, accounting standards to determine their effects, if any, on Wilson-Davis’ consolidated results of operations, financial position, and cash flows. Based on that review, Wilson-Davis believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

Critical Accounting Policies

A summary of Wilson-Davis’ significant accounting policies is included in Note 1 of its audited financial statements contained in this prospectus/proxy statement. Wilson-Davis believes the application of these accounting policies on a consistent basis enables it to provide financial statement users with useful, reliable, and timely information about Wilson-Davis’ earnings results, financial condition, and cash flows.

Critical accounting policies are those that require a company to make significant judgments, estimates or assumptions that affect amounts reported in its consolidated financial statements or the notes thereto. Wilson-Davis bases its judgments, estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable and prudent. Actual results may differ materially from these estimates. At present Wilson-Davis does not have any critical accounting policies that require critical management judgments and estimates about matters that may be uncertain.

Results of Operations

During the three months ended September 30, 2023, Wilson-Davis executed 7,556 trades, as compared to 9,354 trades during the same period in the prior year, which represented a 19% decrease from the prior year. The decrease was attributable to the general decrease in trading activity in the securities markets generally. The decrease in trading volume coupled with the lower dollar amount of the transactions has resulted in decreased revenues during the three months ended September 30, 2023. Wilson-Davis had 10,939 customer accounts as of September 30, 2023, and 11,716 as of September 30, 2022.

Revenues of $1,834,164 for the three months ended September 30, 2023, represent a 13% decrease from revenues of $ 2,114,360 for the same period in 2022. The decrease was the result of market volatility and recession fears. The main component of this revenue decline was attributable to the reduction in commission revenue to $1,226,171 for the three months ended September 30,2023, from $1,870,885 in the corresponding prior year period because of the general downturn in the securities markets referred to above.

Vetting fees increased to $295,210 for the three months ended September 30, 2023 compared to $157,806 for the three months ended September 30, 2022 due to an increase in securities being vetted.

Clearing fees increased to $120,984 for the three months ended September 30, 2023 compared to $80,326 for the three months ended September 30, 2022 due to an increase in fees charged to Glendale Securities.

Net gain on firm trading accounts increased to $15,946 for the three months ended September 30, 2023 when compared to a ($3,492) loss for the three months ended September 30, 2022.

Wilson-Davis created a fees charged to customers line item in 2023 to further break out revenues. The result is an increase of $166,798 when compared to the prior year. Wilson-Davis charges fees to its customers for postage, bank wires, ACATS, and clearing and transfer agent costs.

Other income increased to $9,054 for the three months ended September 30, 2023 when compared to $8,835 for the three months ended September 30, 2022.

Expenses of $2,748,566 for the three months ended September 30, 2023, represent a 13% increase from expenses of $2,431,460 for the same period in 2022.

Compensation, payroll taxes and benefits decreased to $1,138,798 for the three months ended September 30, 2023 compared to $1,422,382 in the prior year. The decrease of 20% was largely driven by the decrease in commission revenues.

Data processing and clearing costs increased to $553,832 for the three months ended September 30, 2023, compared to $424,450 during the prior year. The 30% increase was due to an increase in fees charged by Wilson-Davis’ trading software provider.

Regulatory, professional fees and related expenses increased to $440,856 for the three months ended September 30, 2023, compared to $300,590 in the prior year. The increase was due an increase in legal fees due to the pending acquisition and audit fees.

Other expenses, which includes: Communications, Occupancy and equipment, Transfer fees, Bank charges and Other, increased to $615,080 for the three months ended September 30, 2023 when compared to $283,948 for the prior year. The increase was due to an increase in bad debt expense.

Loss from operations was ($914,402) for the three months ended September 30, 2023, compared to a loss of ($317,100) in the three months ended September 30, 2022.

Other income of $522,163 for the three months ended September 30, 2023, represents an 881% increase from $53,250 when compared to the prior year. The increased interest rates resulted in an increase in interest income and an offsetting increase in interest expense. Wilson-Davis obtained a $10,000,000 line of credit through its financial institution in the fall of 2021. The line of credit carries a 0.5% interest rate for nonuse. Wilson-Davis did not draw on its line of credit during the three months ended September 30, 2023 and 2022.

The foregoing factors resulted in net loss of $290,239 for the quarter ended September 30, 2023, as compared to $193,850 in net loss for the corresponding period in the prior year.

Wilson-Davis principally relies on its net capital to provide the liquidity needed to sustain operations.